Exhibit 10.27

EXECUTION VERSION

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

LICENSE AGREEMENT

BY AND AMONG

IKARIA DEVELOPMENT SUBSIDIARY TWO LLC

AND

FIBREX MEDICAL, INC.

AND

FIBREX MEDICAL RESEARCH & DEVELOPMENT GESMBH

DATED

AS OF

JULY 17, 2009

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(Continued)

(Continued)

Page

Schedules
Schedule 1.4	Compounds
Schedule 3.7	On-Going Studies
Schedule 4.3(a)	Wire Transfer Information

Exhibits
Exhibit A	Fibrex Patent Rights
Exhibit B	Technology Transfer Plan
Exhibit C	Milestone Payment Examples
Exhibit D	Form of Guarantee

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into this 17th day of July, 2009 (the “Effective Date”), by and among Ikaria Development Subsidiary Two LLC, a Delaware limited liability company having a principal place of business at 6 State Route 173, Clinton, NJ 08809, USA (“Ikaria”), Fibrex Medical, Inc., a Delaware corporation having a principal place of business at 245 First Street, Suite 1800, Cambridge, MA 02142 (“Fibrex Medical”), and Fibrex Medical Research & Development GesmbH, a corporation organized and existing under the laws of the Republic of Austria, having a principal place of business at Gastgebgasse 5-13, A-1230 Vienna, Austria (“Fibrex Medical R&D”; together with Fibrex Medical, “Fibrex”).

INTRODUCTION

WHEREAS, Fibrex owns or controls certain intellectual property rights covering an investigational portfolio of compounds designated by Fibrex as FX06, FX201, FX107, and back-up compounds, which inhibit the binding of fibrin E1 fragment to vascular endothelial cadherin;

WHEREAS, Fibrex desires to grant to Ikaria the worldwide exclusive rights (except as set forth herein) to Develop, Manufacture, use, and Commercialize Products (as such capitalized terms are defined below); and

WHEREAS, Ikaria desires to obtain such exclusive rights in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, Fibrex and Ikaria agree as follows:

Article I

Definitions; Interpretation

When used in this Agreement, each of the following capitalized terms has the meaning set forth in this Article I:

Section 1.1             “Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of a majority of the directors of such Person, and (b) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2             “Business Day” shall mean a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York, USA or Vienna, Austria are authorized by law to remain closed.

Section 1.3             “Commercialization” or “Commercialize” shall mean any activities directed to marketing, promoting, distributing, importing, exporting, or selling a product.

Section 1.4             “Compound” means (a) FX06, (b) FX201, (c) FX107 (each of (a), (b) and (c) as more fully described on Schedule 1.4 to this Agreement), and (d) any backup compounds Controlled by Fibrex during the term of this Agreement that inhibit the binding of fibrin E1 fragment to vascular endothelial cadherin, including second generation fibrin E1 fragment inhibitors.

Section 1.5             “Commercially Reasonable Efforts” means the use of efforts and resources commonly used by Ikaria and its Affiliates with its other pharmaceutical products of similar commercial potential at a similar stage in its product life, but no less than active commitment of efforts and resources (financial and otherwise) consistent with those normally applied in the biopharmaceutical industry to accomplish a similar objective under similar circumstances for products of similar commercial potential at a similar stage in their product development.

Section 1.6             “Confidential Information” shall mean, with respect to a disclosing Party, all Know-How or other information (whether or not patentable) regarding such Party’s technology, products, business information or objectives (whether disclosed before or after the Effective Date) that is of a confidential and proprietary nature, including reports and audits under Section 4.3,  and all proprietary tangible materials (and data and information associated therewith) of such Party.  Notwithstanding the foregoing, Confidential Information shall not include Know-How or other information that:

(a)   was rightfully known or used by the receiving Party or its Affiliates without an obligation of confidentiality prior to its date of disclosure to the receiving Party as demonstrated by contemporaneous written records; or

(b)   either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of such information and not bound by confidentiality obligations to the disclosing Party; or

(c)   either before or after the date of the disclosure to the receiving Party or its Affiliates is or becomes published or otherwise is or becomes part of the public domain through no breach hereof on the part of the receiving Party or its Affiliates; or

(d)   is independently developed by or for the receiving Party or its Affiliates without reference to or use of the Confidential Information of the disclosing Party as demonstrated by contemporaneous written records.

Section 1.7             “Control” shall mean, as to a Party, the legal authority or right of such Party or any of its Affiliates to grant a license or sublicense of intellectual property rights to the other Party, or to provide tangible material to or otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party.

Section 1.8             “Development” or “Develop” shall mean research, discovery, and development activities, including test method development and stability testing, toxicology,

formulation, optimization, quality assurance/quality control development, statistical analysis, clinical studies, regulatory affairs, product approval, and registration.

Section 1.9             “EU” shall mean the European Union and all the member states thereof, as it may be comprised from time to time.

Section 1.10           “Executive Officers” shall mean the Chief Executive Officer of Ikaria (or a senior executive officer of Ikaria designated by Ikaria) and the Chief Executive Officer of Fibrex (or a senior executive officer of Fibrex designated by Fibrex).

Section 1.11           “FDA” shall mean the United States Food and Drug Administration or any successor agency thereof.

Section 1.12           “Fibrex Know-How” shall mean all Know-How necessary or useful for the Development, Manufacture, use or Commercialization of Products that (a) is Controlled by Fibrex as of the Effective Date or (b) Fibrex comes to Control during the term of this Agreement.

Section 1.13           “Fibrex Patent Rights” shall mean Patent Rights Controlled by Fibrex that claim or are directed to any of the Compounds or their method of manufacture or use, including the Patent Rights listed in Exhibit A.

Section 1.14           “Fibrex Intellectual Property” shall mean, collectively, Fibrex Patent Rights, Fibrex Know-How, and Fibrex’s rights in and to any Joint Intellectual Property.

Section 1.15           “Field” shall mean any and all therapeutics uses.

Section 1.16           “F.I.R.E. Study” shall mean the Phase II clinical trial conducted by Fibrex using FX06 in AMI patients using a bolus dosing regimen titled “A Multi-center, Double-blind, Randomized, Placebo-Controlled Study to Measure the Effect of FX06 on Ischemia-Reperfusion Injury in Patients Undergoing Primary Percutaneous Coronary Intervention (March 08, 2006),” as amended by Amendments 1- 4.

Section 1.17           “First Commercial Sale” shall mean, with respect to a Product in a country, the first commercial sale of such Product by Ikaria, its Affiliates, or Sublicensees in such country.  Sales for test marketing, clinical trial purposes, or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

Section 1.18           “Generic Version” shall mean, with respect to a Product, a product Developed and Manufactured by one or more Third Parties not licensed under the Fibrex Intellectual Property or the Ikaria Product IP that comprises the same compound, and is approved for the same indication as such Product.

Section 1.19           “Ikaria Product Improvements” shall mean any Ikaria Sole Inventions necessary or useful for the Development, Manufacture, or use of any Product Developed hereunder, the practice of which would constitute infringement (with respect to Patent Rights) or unauthorized use (with respect to Know-How) but for ownership of (with a retained right to exploit), or a license granted under, the Fibrex Intellectual Property.

Section 1.20           “Ikaria Product IP” shall mean, collectively, all Patent Rights and Know-How necessary or useful for the Development, Manufacture, use, or Commercialization of Products that (a) is Controlled by Ikaria as of the Effective Date or (b) Ikaria comes to Control during the term of this Agreement.

Section 1.21           “Indication” shall mean any disease or condition for which Ikaria Develops a Product.

Section 1.22           “Joint Intellectual Property” shall mean Joint Know-How and Joint Patent Rights, collectively.

Section 1.23           “Joint Know-How” shall mean any Know-How, including any Joint Inventions, that is developed or acquired jointly by the Parties during the term of this Agreement.

Section 1.24           “Joint Patent Rights” shall mean Patent Rights that claim or disclose Joint Know-How.

Section 1.25           “Know-How” shall mean any information, inventions, discoveries, documents and other works of authorship, copyrights, trade secrets, data, or materials, whether proprietary or not, including data generated in clinical trials.

Section 1.26           “Knowledge” shall mean, with respect to a Party, the Party’s actual knowledge as of the Effective Date, together with any knowledge of any of the Party’s officer- or director-level employees, that a Person in such Party’s position would be expected to obtain as of the Effective Date, given the exercise of reasonably prudent scientific and business diligence in accordance with the standards of companies of such Party’s size in such Party’s industry.

Section 1.27           “MAA” shall mean a Marketing Authorization Application.

Section 1.28           “Manufacturing” or “Manufacture” shall mean any activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, or storage of a product or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, development and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing, and release.

Section 1.29           “NDA” shall mean a New Drug Application submitted to the FDA or Japan’s Ministry of Health, Labor and Welfare.

Section 1.30           “Net Sales” shall mean, with respect to a Product, the gross amounts billed by Ikaria, its Affiliates, or Sublicensees in respect of sales of such Product by Ikaria and its Affiliates or Sublicensees to unrelated Third Parties, in each case less the following deductions:

(a)   Trade, cash, or quantity discounts (including amounts incurred in connection with government mandated rebate and discount programs, third party rebates and chargebacks, hospital buying group/group purchasing organization administration fees, and managed care organization rebates) actually allowed and taken with respect to such sales;

(b)   Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid with respect to the production, sale, delivery, or use of the Product (excluding national, state, or local taxes based on income);

(c)   Amounts repaid or credited by reason of billing corrections, rejections, defects, recalls, or returns (due to spoilage, damage, expiration of useful life or otherwise) or because of chargebacks, refunds, rebates or retroactive price reductions and allowances for wastage replacement;

(d)   Portions of invoiced sales amounts included in Net Sales in prior periods that are actually written off by Ikaria, its Affiliates, or Sublicensees as uncollectible up to an aggregate of [**]% of such gross sales; and

(e)   Postage, freight, shipping, insurance, and other transportation related charges incurred in shipping a Product to Third Parties.

Such amounts shall be determined from the books and records of Ikaria, its Affiliates, or Sublicensees, maintained in accordance with generally accepted accounting principles, consistently applied.

If one or more Products is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product(s) when sold separately in finished form and B is the average sale price of the other components included in the Combination Product when sold separately in finished form, in each case in the applicable country during the applicable royalty reporting period or, if sales of both the Product(s) and the other components did not occur in such country in such period, then in the most recent royalty reporting period in which sales of both occurred.  If such average sale price cannot be determined for both the Product(s) and all other components included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Product(s) and D is the fair market value of all other components included in the Combination Product.  In such event, Ikaria shall in good faith make a determination of the respective fair market values of the Product(s) and all other components included in the Combination Product, and shall notify Fibrex of such determination and provide Fibrex with data to support such determination.  Fibrex shall have the right to review such determination of fair market values and, if Fibrex disagrees with such determination, to notify Ikaria of such disagreement within sixty (60) days after Ikaria notifies Fibrex of such determination.  If Fibrex notifies Ikaria that Fibrex disagrees with such determination within such sixty (60) day period and if thereafter the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be resolved as provided in Article IX.  If Fibrex does not notify Ikaria that Fibrex disagrees with such determination within such sixty (60) day period, such determination shall be conclusive and binding on the Parties.

As used above, the term “Combination Product” means any therapeutic medical product that includes both (i) one or more Compounds s) and (ii) one or more other therapeutically active ingredients.

Section 1.31           “Party” shall mean Fibrex, or Ikaria; “Parties” shall mean Fibrex and Ikaria.

Section 1.32           “Patent Rights” shall mean United States and foreign patents and patent applications (including provisional applications) and all substitutions, divisionals, continuations, continuations-in-part, reissuances, reexaminations, registrations, renewals, confirmations, supplementary protection certificates and extensions thereof.

Section 1.33           “Person” shall mean any natural person or any corporation, company, partnership, joint venture, firm, university, other entity, governmental authority, or subdivision thereof.

Section 1.34           “Phase I Clinical Trial” shall mean a clinical trial in any country to initially evaluate the safety or pharmacokinetic effect of a Product in humans  and that satisfies the criteria set forth in U.S. 21 C.F.R. §312.21(a) or the equivalent laws, rules or regulations in the EU or Japan.

Section 1.35           “Phase IIa Clinical Trial” shall mean a clinical trial in any country to initially evaluate the effectiveness of a Product (whether as a primary or secondary endpoint) for a particular Indication in humans with the disease or indication under study and that satisfies the criteria set forth in U.S. 21 C.F.R. §312.21(b) or the equivalent laws, rules or regulations in the EU or Japan.

Section 1.36           “Phase IIb Clinical Trial” shall mean a clinical trial in any country (a) the results of which, if successful, are designed to provide a sufficient basis for designing and commencing a Phase III Clinical Trial and (b) that satisfies the criteria set forth in U.S. 21 C.F.R. §312.21(b) or the equivalent laws, rules or regulations in the EU or Japan.

Section 1.37           “Phase III Clinical Trial” means a clinical trial in any country the results of which could be used to establish safety and efficacy of a Product to support Regulatory Approval and that would otherwise satisfy the requirements of 21 CFR § 312.21(c) or the equivalent laws, rules or regulations in the EU or Japan.

Section 1.38           “Product” shall mean any preparations in final form, bulk form or other form containing as an active pharmaceutical ingredient one or more Compounds for sale by prescription, over-the-counter or any other method.

Section 1.39           “Regulatory Approval” shall mean, with respect to a product, jurisdiction and indication, the approval of the applicable Regulatory Authority required to market and sell such product in such jurisdiction for such indication.

Section 1.40           “Regulatory Authority” shall mean any national (e.g., the FDA), supra-national or other regulatory agency or governmental entity involved in the granting of

Regulatory Approval for, or in the regulation of human clinical studies of, therapeutic pharmaceutical products.

Section 1.41           “Royalty Term” shall mean, with respect to a Product in a country of the Territory, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the later of (a) the expiration of the last-to-expire Valid Claim in the Fibrex Patent Rights that claim the sale or use of such Product in the Field in such country, or (b) the date on which Regulatory Approval of a Generic Version of any Product has occurred in such country.

Section 1.42           “Sublicensee” means Third Party granted a right to make, use, sell, offer for sale, or import a Product, excluding a wholesaler or reseller of a Product that does not market or promote the sale of such Product.

Section 1.43           “Successful Completion” shall mean:

(a)   with respect to the Phase I Clinical Trial, (i) the study has demonstrated in healthy volunteers that the investigational compound has a favorable safety profile at the dose levels studied, and that dose and exposure levels are achieved that are in the range required for expected therapeutic efficacy or (ii) Ikaria proceeds to continue to Develop the Product following the completion of such Clinical Trial to the next phase of clinical development;

(b)   with respect to the Phase IIa Clinical Trial, (i) the study has demonstrated in a target patient population that the investigational compound has a favorable safety profile at the dose levels studied, that dose and exposure levels are achieved that are required to mediate therapeutic efficacy, and has demonstrated biologically meaningful proof-of-concept efficacy or (ii) Ikaria proceeds to continue to Develop the Product following the completion of such Clinical Trial to the next phase of clinical development; and

(c)   with respect to the Phase IIb Clinical Trial, (i) the study has further demonstrated safety and therapeutic efficacy at a dose level range in a target patient population that enables dose selection and progression to full (phase III) development or (ii) Ikaria proceeds to continue to Develop the Product following the completion of such Clinical Trial to the next phase of clinical development.

Section 1.44           “Territory” shall mean the entire world.

Section 1.45           “Third Party” shall mean any Person other than a Party or any of its Affiliates.

Section 1.46           “Valid Claim” shall mean a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, reexamination, disclaimer, or otherwise.

Section 1.47           Additional Definitions.  Each of the following terms is defined in the section of this Agreement indicated below:

Term	Section

“Agreement”	Preamble

“Bankruptcy Code”	Section 2.34
“Breaching Party”	Section 8.2
“Combination Product”	Section 1.30
“Competitive Infringement”	Section 5.3(a)
“Effective Date”	Preamble
“Fibrex”	Preamble
“Fibrex Medical”	Preamble
“Fibrex Medical R&D”	Preamble
“Fibrex Sole Inventions”	Section 5.1(a)
“Force Majeure Event”	Section 10.7
“Ikaria”	Preamble
“Ikaria Sole Inventions”	Section 5.1(a)
“Indemnified Party”	Section 10.1(c)
“Indemnifying Party”	Section 10.1(c)
“Invalidity Claim”	Section 5.3(d)
“Joint Inventions”	Section 5.1(b)
“Lead Party”	Section 5.3(e)
“Losses”	Section 10.1(a)
“Non-Breaching Party”	Section 8.2
“On-Going Studies”	Section 3.7

“SEC”	Section 6.1
“Severed Clause”	Section 10.11
“Sole Inventions”	Section 5.1(a)
“Technology Transfer”	Section 3.3
“Technology Transfer Plan”	Section 3.3
“Terminated Product”	Section 8.4(b)
“Third Party Payment”	Section 4.2(c)

Section 1.48           Interpretation.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “or” shall be construed to have the same meaning and effect as “and/or”.  This Agreement has been prepared jointly with the assistance of counsel and shall not be strictly construed against either Party.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (b) any reference to any laws herein shall be construed as referring to any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign, as they from time to time may be enacted, repealed, or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof”, and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (f) all references herein to Articles, Sections, Exhibits, or Schedules shall be construed to refer to Articles, Sections, Exhibits, and Schedules of this Agreement, and (g) wherever this Agreement requires either Party’s approval or consent, unless otherwise indicated, such approval or consent shall not be unreasonably withheld, conditioned, or delayed.

Article II

Grant of Rights

Section 2.1             Fibrex License Grant to Ikaria.  Subject to the terms and conditions of this Agreement, Fibrex hereby grants to Ikaria the exclusive, irrevocable (except as provided in Article VIII), royalty-bearing right and license in the Territory under the Fibrex Intellectual Property to Develop, use, Manufacture and Commercialize Products for use in the Field.  The foregoing license includes the unrestricted right to grant sublicenses under the Fibrex Intellectual Property in accordance with Section 2.4.

Section 2.2             Non-Competition.  During the term of and except as provided for in this Agreement (and provided that Ikaria is complying in all material respects with its obligations hereunder), Fibrex shall not, directly or indirectly (including through its Affiliates), Develop, Manufacture, Commercialize, or grant any rights or options or provide assistance to any Third Party to Develop, Manufacture or Commercialize, any compound, substance, or product that inhibits the binding of fibrin E1 fragment to vascular endothelial cadherin.

Section 2.3             Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any Section of this Agreement, including under this Article II, Section 8.4 and with respect to any Fibrex Intellectual Property subject to Technology Transfer under Section 3.3, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code (such Title, the “Bankruptcy Code”)).  Each of Ikaria and Fibrex hereby acknowledges “embodiments” of such intellectual property for purposes of Section 365(n) of the Bankruptcy Code shall include (a) copies of research data, (b) laboratory samples, (c) product samples, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical studies, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) research data and results, and (j) marketing, advertising, and promotional materials, in each case, that relate to such intellectual property.  Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or analogous legislation in any other jurisdiction.  Upon the institution by or against a Party (the “First Party”) of any assignment for the benefit of creditors, composition, or any bankruptcy, reorganization, arrangement, insolvency, or similar proceedings under the laws of any jurisdiction, the other Party shall further be entitled to a complete duplicate of, or complete access to, as appropriate, any such intellectual property (including embodiments thereof), and such intellectual property and embodiments, if not already in its possession, shall be promptly delivered to such other Party, unless the First Party elects to continue, and continues, to perform all of its obligations under this Agreement; provided¸that Fibrex’ rights to such intellectual property rights and embodiments of Ikaria shall be subject to the terms of Section 8.4.

Section 2.4             Sublicenses. The sublicensing of Ikaria’s rights under Section 2.1 or appointment of other Sublicensees shall be subject to the following provisions: (a) Ikaria shall be primarily liable for any failure by its Sublicensees to comply with all relevant restrictions, limitations, and obligations in this Agreement; (b) each Sublicensee shall comply in all material respects with the same level of efforts required to be performed by Ikaria hereunder with respect to the specific rights that are the subject of the applicable sublicense.

Section 2.5             Retained Rights.  Except as otherwise specifically provided for in this Agreement, each Party retains all rights and licenses to exploit its own intellectual property.

Article III

Development; Manufacturing; Commercialization

Section 3.1             General.  Ikaria shall be solely responsible for conducting and funding all Development activities, and shall have the sole right to Develop, Manufacture, and Commercialize Products in the Field in the Territory.

Section 3.2             Regulatory Matters.  Ikaria shall prepare and submit all filings with Regulatory Authorities relating to Products, which filings shall be in Ikaria’s name.  With respect to regulatory matters concerning Products in the Field, Fibrex shall cooperate with Ikaria in the preparation and support of each application for Regulatory Approval, and shall provide Ikaria with such reasonable assistance as Ikaria may request, it being understood that such assistance may include providing Ikaria with the right to cross-reference INDs or any other filings with Regulatory Authorities or Regulatory Approval made or held by Fibrex with respect to the Product or Compounds. Fibrex’ obligations to provide assistance under this Section 3.2 and Section 3.3 shall continue until December 31, 2009; provided, that such date shall be accelerated to October 31, 2009 if Ikaria enters into the consulting agreements referred to in Section 3.8(a) and (b).

Section 3.3             Technology Transfer.

(a)   As soon as reasonably practicable after Ikaria’s written request, Fibrex shall complete the activities assigned to Fibrex as set forth on the technology transfer plan attached hereto as Exhibit B (the “Technology Transfer Plan”) (“Technology Transfer”).  Fibrex shall make available to Ikaria (or Ikaria’s designee(s)) such number of technical personnel as may be set forth in the Technology Transfer Plan to answer any questions or provide instruction as reasonably requested by Ikaria (or Ikaria’s designee(s)) concerning the items delivered pursuant to this Section 3.3, in connection with the Development, use, Manufacture and Commercialization of Products hereunder.  Each Party shall bear its own costs with respect to the Technology Transfer.

(b)   One individual nominated by each Party shall be responsible for coordinating the technology transfer activities under the Technology Transfer Plan.  Each Party shall cooperate with the other Party in such other Party’s conduct of technology transfer activities under the Technology Transfer Plan.

(c)   If Ikaria desires that Fibrex provide technology transfer services beyond the scope of the Technology Transfer Plan and to the extent Fibrex possesses sufficient capabilities and resources, Fibrex shall provide such services on terms to be agreed upon in good faith by the Parties.  Notwithstanding the foregoing, Fibrex shall provide Ikaria with reasonable access to Fibrex’s employees and consultants involved prior to the Effective Date and during the term of this Agreement with the Development of any Product.

Section 3.4             Diligence and Reports.  Ikaria shall use Commercially Reasonable Efforts to Develop and Commercialize at least one (or more in Ikaria’s discretion) Products for a total of at least [**] Indications in the United States and at least each of the following countries: France, Germany, Italy, Spain, and the United Kingdom; provided, that Ikaria may defer clinical development of the [**] Indications until Successful Completion of the Phase IIb Clinical Trial for the first Indication.  Ikaria shall establish and maintain a development plan with respect to each Indication it elects to Develop.  Ikaria shall disclose such plans (including any amendments) to Fibrex and consider in good faith any comments made by Fibrex; provided, that Ikaria shall remain solely responsible for Development. Ikaria shall Develop the Products in accordance with all applicable regulatory requirements, including then current cGLP, cGCP and cGMP.   Ikaria shall keep Fibrex reasonably informed about its efforts to Develop the Products, including annual written reports containing summaries of all results and data from such development efforts, progress towards meeting all goals and milestones in each development plan, significant findings and developments, and any reasons for any delays in meeting milestones or timelines in any development plan.  Subject to Section 3.8, any reports or information that Ikaria may provide to Fibrex under this Section 3.4 shall be deemed Confidential Information of Ikaria and shall be treated as such in accordance with the provisions of Article VI.

Section 3.5             Manufacturing.  Ikaria shall be solely responsible for the Manufacture of Products for Development use or for Commercialization in the Field in the Territory, which Ikaria may conduct itself or through Affiliates, Sublicensees, or contractors.

Section 3.6             Commercialization.  Ikaria shall be solely responsible for conducting, itself or through Affiliates, Sublicensees or contractors, the Commercialization of Products in the Field in the Territory, including (a) contracting with customers and booking sales, (b) setting the price and terms and conditions under which a Product may be sold to customers, and (c) handling of managed care accounts, and, subject to Section 1.30, Section 4.2(c), Section 5.2(d), Section 5.3(e) and Section 10.1(b), as between the Parties, Ikaria shall bear all costs associated therewith. In performing all such Commercialization activities and disseminating Product information, Ikaria will comply with all applicable laws, regulations, and guidelines concerning such activities.

Section 3.7             On-Going Studies.  Fibrex shall retain control of and shall bear all costs relating to the on-going studies listed in Schedule 3.7 (the “On-Going Studies”), and shall exercise commercially reasonable efforts to continue and complete the On-Going Studies, which shall be managed by Fibrex.  Fibrex shall not modify the On-Going Studies without the prior written consent of Ikaria.  Without limiting the generality of Section 2.1, any results or other information resulting from any of the Ongoing Studies shall be deemed to be included in the scope of the license rights granted to Ikaria by Fibrex under Section 2.1.

Section 3.8             Consulting Agreements.

(a)   Ikaria shall discuss in good faith with Mr. Rainer Henning whether there are consulting services that Ikaria would like Mr. Henning to (either directly or through a consulting group) to perform for Ikaria in connection with the Development of Products.

(b)   Ikaria shall discuss in good faith with Mr. Peter Petzelbauer whether there are consulting services that Ikaria would like Mr. Petzelbauer (either directly or through a consulting group) to perform for Ikaria in connection with the Development of Products.

(c)   Ikaria shall discuss in good faith with Mr. Peter Petzelbauer whether there are Development services that Ikaria would like Mr. Petzelbauer’s laboratory to perform for Ikaria in connection with the Development of Products.

Article IV

Financial Provisions

Section 4.1             Milestone Payments.  With respect to each of the following milestones (other than the milestone payment specified in Section 4.1(a), which is addressed in Section 4.8), Ikaria shall pay Fibrex the corresponding payment set forth below within [**] days after the achievement by Ikaria, its Affiliates or Sublicensees of such milestone:

a.	Signing of Definitive Agreement	$5,250,000

b.	Successful Completion of Phase I Clinical Trial in healthy volunteers per Compound (excluding FX06)	$[**]

c.	Milestones Relating to Development, Regulatory Filing, and Approval in First Indication

	Successful Completion of Phase IIa Clinical Trial	$[**]

	Successful Completion of Phase IIb Clinical Trial	$[**]

	Acceptance of NDA Filing in the U.S.	$[**]

	Acceptance of MAA Filing in the EU	$[**]

	Approval of the NDA in the U.S.	$[**]

	Approval of an MAA in Europe	$[**]

	Approval of an NDA in Japan	$[**]

d.	Milestones Relating to Development, Regulatory Filing, and Approval in Second Indication

	Successful Completion of Phase IIa Clinical Trial	$[**]

	Successful Completion of Phase IIb Clinical Trial	$[**]

	Acceptance of NDA Filing in the U.S.	$[**]

	Acceptance of MAA Filing in the EU	$[**]

	Approval of the NDA in the U.S.	$[**]

	Approval of an MAA in Europe	$[**]

	Approval of an NDA in Japan	$[**]

e.	Milestones Relating to Development, Regulatory Filing, and Approval in Third Indication

	Successful Completion of Phase IIa Clinical Trial	$[**]

	Successful Completion of Phase IIb Clinical Trial	$[**]

	Acceptance of NDA Filing in the U.S.	$[**]

	Acceptance of MAA Filing in the EU	$[**]

	Approval of the NDA in the U.S.	$[**]

	Approval of an MAA in Europe	$[**]

	Approval of an NDA in Japan	$[**]

(1) If no Phase IIa Clinical Trial is conducted in this Indication, this milestone payment shall be paid upon the successful achievement of an interim analysis of a  Phase IIb Clinical Trial in that Indication or if an interim analysis is not performed, upon Successful Completion of a Phase IIb Clinical Trial.  This milestone payment would not be triggered or paid with respect to FX06 at any time.

Ikaria shall notify Fibrex promptly after the achievement of each such milestone. All such payments are non-refundable and, except as provided in clause (v) below, non-creditable. Payment of milestones shall be subject to the following:

(i)                                     Each of the milestones set forth in this Section 4.1 (other than Section 4.1(b) shall be paid only once regardless of the number of Products that achieve such milestone or the number of times a given Product achieves such milestone.

Accordingly, the maximum amount payable under all of the foregoing milestones is $104,000,000 (excluding the milestone payment to be paid under (b) above).

(ii)                                  Milestone payments payable under Section 4.1(c) shall be paid for the first Product to achieve the applicable milestone for any Indication.

(iii)                               If a Product reaches a development milestone for any Indication, and if that milestone was already reached for another Indication, Ikaria shall pay the applicable amount set forth in Section 4.1(d).

(iv)                              If a Product reaches a development milestone for any Indication, and if that milestone was already reached for two other Indications, Ikaria shall pay the applicable amount set forth in Section 4.1(e).

(v)                                 Notwithstanding the foregoing, any milestone payment paid in respect of an Indication that is no longer under Development may be credited against that same milestone for any other Indication that Ikaria may pursue.

(vi)                              Payment of the foregoing milestones is illustrated by the examples set forth in Exhibit C.

Section 4.2             Royalties on Net Sales of Products.

(a)   Royalties on Net Sales of Products.  During the Royalty Term applicable to each Product, and subject to adjustment as set forth in Section 4.2(c), Ikaria shall pay to Fibrex royalties on a Product-by-Product basis, with the amount of such royalties calculated as a percentage of Net Sales in a calendar year for such Product, as set forth below:

Aggregate Worldwide Calendar Year Net Sales	Royalty

Up to $[**]	[**]	%

Greater than $[**] to $[**]	[**]	%

Greater than $[**]	[**]	%

(b)   Royalties Payable Only Once.  The obligation to pay royalties is imposed only once with respect to Net Sales of the same unit of a Product.

(c)   Royalty Reductions for Third Party Payments.  If Ikaria is required to obtain a license or immunity from suit from any Third Party in order for Ikaria, its Affiliates, or any Sublicensee to exercise or use the rights granted to Ikaria herein in respect of any Product in any country or to Develop or Commercialize Products in any country, and Ikaria, its Affiliates, or any Sublicensee pays any Third Party any up-front fee, milestone, royalty, or other payment (each, a “Third Party Payment”) in consideration of obtaining such license or immunity from suit, Ikaria shall have the right to offset up to [**] percent ([**]%) of such Third Party Payments that are allocable to a Product against royalties payable to Fibrex under this Section 4.2 in respect of sales of such Product; provided, that such offset shall not exceed [**]% of the royalties otherwise payable in respect of sale of such Product; and provided further that any portion of the [**]% of such Third Party Payments that may be offset against royalties payable to Fibrex under this Section 4.2 may be applied against royalties to be paid in respect of such Product in subsequent periods until fully depleted. Not less than [**] Business Days prior to entering into any agreement providing for payment of Third Party Payments, Ikaria shall send Fibrex a written notice describing in reasonable detail the terms of the proposed agreement and reasons for entering into such agreement.  If requested by Fibrex, the Parties shall then discuss such terms and Ikaria shall consider in good faith any views expressed by Fibrex.

(d)   Duration of Payments.  The amounts payable to Fibrex under this Section 4.2 shall be paid on a Product-by-Product and country-by-country basis until the expiration of the Royalty Term for such Product in such country.

Section 4.3             Reports and Accounting.

(a)   Reports; Payments.  Ikaria shall deliver to Fibrex, within [**] days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Products that are subject to payment obligations to Fibrex for such calendar quarter.  Such quarterly reports shall indicate (i) gross sales and Net Sales on a country-by-country basis, (ii) the calculation of payment amounts owed to Fibrex from such gross sales and Net Sales, and (iii) any amounts set off pursuant to Section 4.2(c) against payments owed to Fibrex.  When Ikaria delivers such accounting to Fibrex, Ikaria shall also deliver all amounts due under Section 4.2 to Fibrex for the calendar quarter.  All payments shall be made by wire transfer to an account to be specified by Fibrex in writing.

(b)   Audits by Fibrex.  Ikaria shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records of the most recent [**] years relating to gross sales and Net Sales and all information relevant under Section 4.1 and Section 4.2.  For the sole purpose of verifying amounts payable to Fibrex, Fibrex shall have the right no more than [**] per calendar year, at Fibrex’s expense, to engage independent accountants to review such records in the location(s) where such records are maintained by Ikaria, its Affiliates, and its Sublicensees upon reasonable notice and during regular business hours.  Prior to any review conducted pursuant to this Section 4.3(b), Fibrex’s accountants shall have entered into a written agreement with Ikaria limiting the use of such records to verification of the accuracy of payments due under this Agreement and prohibiting the disclosure of any information contained in such records to a Third Party and to Fibrex for a purpose other than as set forth in this Section 4.3(b).  Results of such review shall be made available to Ikaria.  If the review reflects an underpayment to Fibrex, such underpayment shall be promptly remitted to Fibrex.  Likewise, if the review reflects an overpayment, Ikaria shall be entitled to credit such overpayment against any subsequent payments. The fees charged by such accountants shall be paid by Fibrex; provided, that if the audit uncovers an underpayment of royalties by Ikaria in an amount that exceeds [**]% of the total royalties owed, then the reasonable fees of such accountants shall be paid by Ikaria.

Section 4.4             Currency Amounts.  All dollar ($) amounts specified in this Agreement are United States Dollar amounts.  All currency amounts specified in this Agreement are exclusive of VAT.

Section 4.5                                      Currency Exchange.  With respect to sales of Products invoiced in U.S. Dollars and other amounts received or paid by Ikaria, its Affiliates or Sublicensees in U.S. Dollars, such amounts and the amounts payable hereunder shall be expressed in U.S. Dollars.  With respect to sales of Products invoiced in a currency other than U.S. Dollars and other amounts received or paid by Ikaria, its Affiliates or Sublicensees in a currency other than U.S. Dollars, such amounts and the amounts payable hereunder shall be expressed in their U.S. Dollar equivalent calculated using the applicable rate of exchange reported by The Wall Street Journal (Eastern U.S. edition) on the last Business Day of the calendar quarter to which the report under Section 4.3(a) relates.  All payments hereunder shall be made in U.S. Dollars.

Section 4.6                                      Tax Withholding.  The Parties shall use reasonable and legal efforts to reduce tax withholding on payments made to Fibrex.  The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable Ikaria to minimize any withholding tax obligations.  Ikaria shall provide to Fibrex documentation of the payment of any withholding taxes that are paid pursuant to this Section 4.6.

Section 4.7                                      Blocked Payments.  If, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Ikaria or its Affiliates or Sublicensees, to transfer, or have transferred on its behalf, royalties or other payments to Fibrex, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Fibrex in a recognized banking institution designated by Fibrex or, if none is designated by Fibrex within a period of [**] days, in a recognized banking institution selected by Ikaria or its Affiliate or Sublicensee, as the case may be, and identified in a written notice given to Fibrex.

Section 4.8                                      Freedom to Operate.

(a)          Promptly following the Effective Date, Ikaria shall conduct a freedom to operate search (the “FTO”) to verify that the Fibrex Patents Rights do not infringe upon the intellectual property rights of any Third Party and that Ikaria’s ability to fully exercise its rights to Develop, use, Manufacture and Commercialize Products for use in the Field is not otherwise impinged, prevented, blocked, or hindered by or due to or by the intellectual property rights of a Third Party, other than Patent Rights relating to the pegylation of any Compound.

(b)         Ikaria shall have the sole right to select counsel to conduct the FTO (so long Fibrex does not reasonably object to such selection), and shall have the sole right to interact with and direct such counsel; provided, however, that in order to afford both Ikaria and Fibrex the benefit of attorney-client privilege with respect to any written work product resulting from the FTO, Ikaria and Fibrex shall be joint clients of the counsel selected by Ikaria to conduct the FTO (which shall be reflected in an engagement letter with the applicable counsel).  Ikaria shall bear the expense of the FTO.

(c)          Ikaria shall have [**] days following the Effective Date in which to complete the FTO (the “FTO Period”).  Ikaria shall provide a copy of the final results of the FTO to Fibrex and shall discuss such final results with Fibrex.

(d)         If Ikaria determines, in its sole discretion, that the final results of the FTO are acceptable to Ikaria, Ikaria shall pay to Fibrex the “Signing of the Definitive Agreement”

milestone payment specified in Section 4.1(a) in accordance with Section 4.1.  If Ikaria determines, in its sole discretion, that the final results of the FTO are unacceptable to Ikaria, Ikaria shall have the right to terminate this Agreement upon written notice to Fibrex, provided that such notice is given within the FTO Period.

(e)          During the FTO Period, Ikaria and Fibrex agree that (i) Fibrex will not (either directly or indirectly) solicit, encourage, respond to, or discuss any proposal for a transaction that would conflict with or impede the transaction reflected in this Agreement, or provide any non-public information to any third party in connection with such a proposal and (ii) Ikaria and its Affiliates will not (either directly or indirectly) solicit, encourage, respond to, or discuss any proposal for, or enter into a transaction under which it acquires rights to a compound or other biopharmaceutical product or that would conflict with or impede the transaction reflected in this Agreement, or provide any non-public information to any third party in connection with such a proposal.

Article V

Intellectual Property Ownership, Protection and Related Matters

Section 5.1                                      Ownership of Inventions.

(a)          Sole Inventions.  Each Party shall exclusively own all inventions made solely by such Party, its employees, agents and consultants in the conduct of the Parties’ activities pursuant to this Agreement (“Sole Inventions”).  Sole Inventions made solely by Ikaria, its employees, agents and consultants are referred to herein as “Ikaria Sole Inventions”.  Sole Inventions made solely by Fibrex, its employees, agents and consultants are referred to herein as “Fibrex Sole Inventions”.

(b)         Joint Inventions.  The Parties shall jointly own all inventions made jointly by Ikaria, its employees, agents, and consultants, on the one hand, and Fibrex, its employees, agents and consultants, on the other hand, in the conduct of any joint Development activities conducted by the Parties, on the basis of each Party having an undivided interest in the whole (“Joint Inventions”).  The Parties shall jointly own all Joint Inventions on a worldwide basis in accordance with and bearing with it the same rights as the joint ownership interests of co-inventors named on U.S. patents under U.S. patent laws.  Such rights of joint ownership are further implemented by the Parties on a worldwide basis pursuant to this Article V.

(c)          Inventorship.  For purposes of determining whether an invention is an Ikaria Sole Invention, a Fibrex Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws.

Section 5.2                                      Prosecution and Maintenance of Patent Rights.

(a)          Jointly Owned Inventions and Sole Inventions.  Ikaria shall have the exclusive right and option for the management of the preparation, filing, prosecution, and maintenance of any and all patents and patent applications, including any interference proceedings related thereto, included in Patent Rights under this Agreement that claim or disclose Jointly Owned Inventions or, to the extent directed to any Compounds (including their method of manufacture or use), Sole Inventions owned by either Party.

(b)         Fibrex Intellectual Property.  Upon the Effective Date, Ikaria shall assume responsibility for the management of the preparation, filing prosecution, and maintenance of any and all patents and patent applications, including any interference, opposition, and re-examination proceedings related thereto, included in the Fibrex Intellectual Property (including, for clarity, the Fibrex Patent Rights and patents and patent applications that claim or disclose Fibrex Know-How).

(c)          Fibrex Step-in Right.  If Ikaria, on a country-by-country basis, declines to file and prosecute, or elects not to take actions necessary to avoid abandonment of, any patent applications or maintain any patent in any country, in each case for which it has responsibility under Section 5.2(a) or Section 5.2(b), it shall give Fibrex reasonable notice to this effect sufficiently in advance to permit Fibrex to undertake such filing and prosecution without a loss of rights, and thereafter Fibrex may, upon written notice to Ikaria, file and prosecute such patent applications and maintain such patents in such country.

(d)         Costs and Expenses.  Ikaria shall pay the costs and expenses of preparing, filing, prosecuting, and maintaining the Patent Rights covered by Section 5.2(a) or Section 5.2(b) (including any interference, opposition, and re-examination proceedings related thereto), provided, however, that Fibrex shall bear such costs and expenses relating to any Patent Right with respect to which Fibrex has exercised its step-in right under Section 5.2(c).

(e)          Cooperation Between Parties.  Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution, and maintenance of Patent Rights pursuant to this Section 5.2, including the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution, or maintenance of such Patent Rights, including Patent Rights that such Party has elected not to pursue, as provided for in subsections (a), (b), and (c) above.  In addition, the filing, prosecuting and maintaining Party in subsections (a), (b), and (c) above shall promptly forward to the other Party copies of any substantive correspondence and actions prepared for or received from the U.S. Patent and Trademark Office or any foreign patent office that may materially affect the Patent Rights being prosecuted or maintained.  The other Party’s patent counsel may provide comments to the filing, prosecuting, and maintaining Party.  If any comments by the other Party’s patent counsel, are provided in sufficient time for the filing, prosecuting and maintaining Party to reflect such comments in its correspondence or response, and such comments are reasonably directed to maximizing the coverage of the claims of the Patent Rights being prosecuted or maintained, the filing, prosecuting and maintaining Party shall reflect such comments in its correspondence or response, if its patent counsel deems it prudent to do so.

Section 5.3                                      Third Party Infringement.

(a)          Notice.  Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known or suspected infringement of any of the Joint Patent Rights or Fibrex Patent Rights or (ii) unauthorized use of any of the Joint Know-How or Fibrex Know-How of which such Party becomes aware, including, in the case of either clause (i) or clause (ii) involving, or that may reasonably lead to, the Development, Manufacture, use or Commercialization of a product or product candidate that is or may be competitive with a

Product in the Field (“Competitive Infringement”), and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or suspected unauthorized use.

(b)         Fibrex Intellectual Property and Joint Intellectual Property; Step-in Rights.

(i)             Ikaria shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that either Party reasonably believes is required to protect Fibrex Intellectual Property from Competitive Infringement or Joint Intellectual Property from any infringement.  Ikaria shall give Fibrex sufficient advance notice of its intent to file any such suit or take any such action, and the reasons therefor, and shall provide Fibrex with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, Ikaria shall keep Fibrex informed, and shall from time to time consult with Fibrex regarding the status of any such suit or action and shall provide Fibrex with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Any recovery obtained as a result of any proceeding pursuant to this subsection (b)(i), by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit; and (B) second, [**]% of any remainder shall be paid to Fibrex and the balance retained by Ikaria.

(ii)          If Ikaria chooses not to initiate a suit or take other appropriate action under subsection (b)(i) above to protect Fibrex Intellectual Property from Competitive Infringement or Joint Intellectual Property from infringement, Ikaria will so notify Fibrex of its intention, in which case Fibrex shall have the right to initiate such suit or take such other appropriate action.  Fibrex shall give Ikaria sufficient advance notice of its intent to file any such suit or take any such action, and the reasons therefor, and shall provide Ikaria with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, Fibrex shall keep Ikaria informed, and shall from time to time consult with Ikaria regarding the status of any such suit or action and shall provide Ikaria with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  Any recovery obtained as a result of any proceeding pursuant to this subsection (b)(ii), by settlement or otherwise, shall be applied in the following order of priority: (A) first, each Party shall be reimbursed, on a pro rata basis, for all costs incurred by such Party in connection with such suit; and (B) second, any remainder shall be shared equally by the Parties.

(c)          Claimed Infringement.  If a Party becomes aware of any claim that the Development, Manufacture, or Commercialization of Products for use in the Field in the Territory infringes Patent Rights or any other intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, Ikaria shall have the exclusive right to settle such claim.

(d)         Patent Invalidity Claim.  If a Third Party at any time asserts a claim that any Joint Patent Right or Fibrex Patent Rights is invalid or otherwise unenforceable (an “Invalidity Claim”), whether (i) as a defense in an infringement action brought by Ikaria or Fibrex pursuant to subsection (b) above, or (ii) in an action brought against Ikaria or Fibrex referred to in subsection (c) above, or (iii) otherwise, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim.  Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party.

(e)          Conduct of Certain Actions; Costs.  For any action to terminate any infringement of Joint Patent Rights or Fibrex Patent Rights, or any misappropriation or misuse of Fibrex Know-How, if either Party is unable to initiate or prosecute such action solely in its own name or to obtain a more effective remedy, or if required by applicable law, the other Party shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action. In connection with any such action, the parties shall cooperate fully and will provide each other with any information or assistance that either reasonably requests. Ikaria shall have the sole and exclusive right to select counsel for any suit initiated by it referenced in subsection (b)(i) above or against it referenced in subsection (c) above, and Fibrex shall have the sole and exclusive right to select counsel for any suit initiated by it referenced in subsection (b)(ii) above.  If required under applicable law in order for a Party (the “Lead Party”) to initiate or maintain such suit, the other Party shall join as a party to the suit.  Such other Party shall offer reasonable assistance to the Lead Party in connection therewith at no charge to the Lead Party except for reimbursement of such other Party’s reasonable out-of-pocket expenses incurred in rendering such assistance.  The Lead Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings referenced in the first sentence of this subsection (e), including the fees and expenses of the counsel selected by it.  Subject to applicable law, the other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

Article VI

Confidentiality

Section 6.1                                      Confidential Information.  Each Party agrees that all Confidential Information disclosed to it or its Affiliates by the other Party (a) shall not be used by the receiving Party or its Affiliates except to fulfill its obligations or exercise its rights under this Agreement, (b) shall be maintained in confidence by the receiving Party and its Affiliates, and (c) shall not be disclosed by the receiving Party or its Affiliates to any Third Party who is not a consultant of, or an advisor to, the receiving Party or its Affiliates without the prior written consent of the disclosing Party, which consent the disclosing Party may withhold in its sole discretion.  Notwithstanding the foregoing, either Party may disclose Confidential Information of the other Party if such Party is required to make such disclosure by applicable law, regulation or legal process, including by the rules or regulations of the United States Securities and Exchange Commission (the “SEC”) or similar regulatory agency in a country other than the United States or of any stock exchange, in which event such Party shall provide prior notice of such intended disclosure to such other Party, if possible under the circumstances, and shall disclose only such Confidential Information of the other Party as is required to be disclosed and to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this

Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement).  If this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party pursuant to the preceding sentence, such Party shall use, or shall cause its Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency or stock exchange of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

Section 6.2                                      Disclosures to Employees, Consultants, Advisors, Etc.  Each Party agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, consultants, advisors, licensees and potential licensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and only under conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement, provided that Fibrex and Ikaria shall each remain responsible for any failure by its and its Affiliates’ respective employees, consultants, advisors, licensees and potential licensees to treat such information and materials as required under Section 6.1.  Additionally, each party is permitted to disclose Confidential Information to actual or potential licensees, licensors, acquirors or equity or other financing sources; provided that any such disclosure subjects the receiving Third Party to conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement.

Section 6.3                                      Terms of this Agreement.  Except as required by applicable laws, treaties, and regulations (including securities laws), the Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties to which this Article VI applies.

Section 6.4                                      Term.  All obligations of confidentiality imposed under this Article VI shall survive until the date that is [**] years after the expiration or termination of this Agreement.

Section 6.5                                      Publicity.  During the term of this Agreement, the content of any press release or public announcement relating to this Agreement or a Product shall be mutually approved by the Parties, except that (a) a Party may issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, (b) a Party may issue such a press release or public announcement if it is advised by counsel that such press release or public announcement is required by applicable law, regulation or legal process, including by the rules or regulations of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange and (c) Ikaria shall remain free to issue press releases and public announcements regarding the Development, Manufacturing, Commercialization, and use of Products in the Field.

Article VII

Representations and Warranties

Section 7.1                                      Representations of Authority.  Fibrex and Ikaria each represents and warrants to the other Party that it has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other Party the rights and licenses granted pursuant to this Agreement.

Section 7.2                                      Consents.  Fibrex and Ikaria each represents and warrants to the other Party that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it have been obtained.

Section 7.3                                      No Conflict.  Fibrex and Ikaria each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the collaboration and the licenses and rights to be granted pursuant to this Agreement (a) do not conflict with or violate any requirement of applicable laws or regulations existing as of the Effective Date and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

Section 7.4                                      Enforceability.  Fibrex and Ikaria each represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

Section 7.5                                      Additional Fibrex Representations.  Fibrex represents and warrants to Ikaria that as of the Effective Date:

(a)          Fibrex has the right to grant the licenses granted to Ikaria on the terms set forth in this Agreement;

(b)         Fibrex is not engaged with any Third Party in any Development efforts directed to Products in the Field in the Territory other than with respect to the On-Going Studies;

(c)          to Fibrex’s Knowledge, the issued patents included in the Fibrex Patent Rights listed in Exhibit A are valid and enforceable;

(d)         to Fibrex’s Knowledge, the Fibrex Patent Rights are not being infringed and the Fibrex Know-How is not being misappropriated by any Third Party;

(e)          Fibrex owns the entire right, title, and interest in and to the Fibrex Intellectual Property free and clear of any liens, charges, claims and encumbrances, and no other Person has any claim of ownership or right to obtain compensation with respect to such Fibrex Intellectual Property;

(f)            to Fibrex’s Knowledge, there are no anticipated or pending oppositions or re-examinations with respect to any Fibrex Patent Right;

(g)         to Fibrex’s actual Knowledge, (i) practice under the Fibrex Patent Rights does and will not infringe Patent Rights of Third Parties, and (ii) Fibrex did not misappropriate any intellectual property rights of any Third Party in its Development of the Products; provided, that this subsection (g) shall not apply to Patent Rights relating to the pegylation of any Compound.

(h)         Fibrex has not received and has no Knowledge of any claim or demand of any Person pertaining to, or any proceeding which is pending or threatened that asserts, the invalidity, misuse or unenforceability of the Fibrex Patent Rights or that challenges Fibrex’s ownership of the Fibrex Intellectual Property or that makes any adverse claim with respect thereto, and, to the Knowledge of Fibrex, there is no basis for any such claim, demand or proceeding.

Section 7.6                                      Employee, Consultant and Advisor Legal Obligations.  Fibrex and Ikaria each represents and warrants that each of its and its Affiliates’ employees, consultants, and advisors who is or will be involved in performing any obligations hereunder has executed or will have executed an agreement or have an existing obligation under law requiring assignment to such Party of all intellectual property made during the course of and as the result of his, her or its association with such Party or such Affiliate, and obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article VI.  Fibrex and Ikaria each represents and warrants that, to its Knowledge, none of its or its Affiliates’ employees, consultants or advisors who is or will be involved in performing any obligations hereunder is, as a result of the nature of such obligations to be performed by the Parties, in violation of any covenant in any contract relating to non-disclosure of proprietary information, non-competition or non-solicitation.

Section 7.7                                      No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING THAT ANY PRODUCTS WILL BE ECONOMICALLY OR TECHNICALLY UTILIZABLE, THAT ANY SALES OF ANY PRODUCTS WILL OCCUR, OR THAT THE DEVELOPMENT ACTIVITIES WILL BE COMPLETED IN THE EXPECTED TIMEFRAME.

Article VIII

Term and Termination

Section 8.1                                      Term.  The term of this Agreement shall begin on the Effective Date, may be terminated as set forth in this Article VIII, and shall expire upon the date of expiration of the last-to-expire Royalty Term for all Products in all countries in the Territory.

Section 8.2                                      Termination for Material Breach.  Upon any breach of a material provision of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may terminate this Agreement by providing ninety (90) days written notice to the Breaching Party specifying the material breach.  Such termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period.

Section 8.3                                      Development-Related Termination by Ikaria.  Ikaria shall have the right to terminate this Agreement, on a Product-by-Product basis, upon sixty (60) days prior written notice, if Ikaria at any time determines, in its sole judgment, that the results of the Development do not warrant further Development of such Products.

Section 8.4                                      Effect of Certain Terminations and Expiration.

(a)          If this Agreement is terminated by Ikaria under Section 8.2:

(i)             The licenses granted by Fibrex to Ikaria under Section 2.1 and, notwithstanding any other provision in this Agreement to the contrary, Ikaria’s obligations under Article IV, shall survive;

(ii)          Section 2.2 shall survive until Ikaria is no longer obligated to pay royalties to Fibrex under Section 4.2; and

(iii)       Section 5.1, 5.2 and 5.3 shall survive.

(b)         If this Agreement is terminated either by Fibrex under Section 8.2, or by Ikaria under Section 8.3 with respect to a specific Product (the “Terminated Product,” which shall include all Products in the case of such termination under Section 8.2),

(i)                                     the licenses granted under Section 2.1 to the Terminated Product shall terminate as of the effective date of such termination; provided, that Ikaria, its Affiliates, and its Sublicensees shall be afforded a commercially reasonable period of time (but no more than [**] months) to complete any goods in progress and to sell off any then existing or resulting inventories for finished goods of the Terminated Product, subject to all royalty and other obligations hereunder to Fibrex;

(ii)                                  Ikaria shall assign and promptly transfer to Fibrex (A) all regulatory filings, Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) relating to Terminated Product, to the extent that Fibrex elects to continue Development of such Products; (B) all data, including clinical data, materials, and information Controlled by Ikaria related to the Terminated Product; and (C) all trademarks for the Terminated Product (if such termination occurs after approval of such trademark by a Regulatory Authority); and (D) other material information, and any other information reasonably requested and required by Fibrex in order to manufacture the Terminated Product;

(iii)                               Fibrex shall revoke (and Ikaria shall allow revocation of) all rights granted to Ikaria under Section 5.2 to prosecute and maintain any Fibrex Patent Rights or Joint Patent Rights that relate solely to the Terminated Product;

(iv)                              Subject to commercial reasonable compensation and for no longer than [**] months after the effective date of termination with respect to the Terminated Product, Ikaria shall supply (or use reasonable efforts to cause its Third Party manufacturers to supply the Terminated Product) to Fibrex to the extent Ikaria or any of its Affiliates had, prior to such termination, been manufacturing the Terminated Product and, at Fibrex’s request, shall assist in the transfer of manufacturing processes to new suppliers; and

(v)                                 if requested by Fibrex, Ikaria and Fibrex shall negotiate promptly a mutually agreeable license agreement under which Ikaria would license to Fibrex the exclusive license under the Ikaria Product Improvements solely to Develop, manufacture and Commercialize the Terminated Product; provided, however, that, any such license would be subject to the payment of a reasonable royalty to be negotiated by the Parties taking into account the development stage of the terminated Product, the reasons and circumstances for termination, development costs incurred or estimated to be incurred by each Party and other relevant factors. If requested by Fibrex, Ikaria shall also provide reasonable assistance to allow Fibrex to obtain the benefit of any intellectual property rights embodied in the Terminated Product (or otherwise required for its Manufacture or Commercialization) that were acquired by Ikaria from Third Parties; provided, that Fibrex shall be responsible for all financial obligations.

(c)          Upon any termination or expiration of this Agreement, each Party shall return to the other Party any tangible property owned by the other Party, in accordance with the reasonable instructions given by the other Party, with any shipping costs to be borne by the other Party, provided that a Party may retain any such tangible property owned by the other Party to the extent included within, or reasonably necessary to exercise, any of such Party’s surviving rights and licenses.

Section 8.5                                      Survival.  In the event of any expiration or termination of this Agreement, (a) all financial obligations under Article IV and Article V owed as of the effective date of such expiration or termination shall remain in effect, including such obligations that have accrued, but have not been invoiced, as of such effective date, and (b) the provisions set forth in Section 4.3(b), Section 5.1, Article I, Article VI, Article IX, Article VIII and Article X, and all other terms, provisions, representations, rights and obligations contained in this Agreement that by their express terms survive expiration or termination of this Agreement (including Section 8.4 and this Section 8.5), shall survive and all other terms, provisions, representations, rights and obligations contained in this Agreement shall terminate.

Article IX

Dispute Resolution

Section 9.1                                      Negotiation.  Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled, if possible, through good faith negotiations between the Parties.

Section 9.2                                      Escalation.  If the Parties are unable to settle any dispute after good faith negotiations pursuant to Section 9.1 after [**] days, such dispute shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than [**] days after referral.

Section 9.3                                      Litigation.  If the Executive Officers are unable to settle any dispute after good faith negotiations pursuant to Section 9.2 within [**] days after referral, either Party may seek resolution of the dispute through remedies available at law or in equity from any court of competent jurisdiction as set forth in Section 10.3.

Section 9.4             Equitable Relief.  Each Party acknowledges and agrees that the other Party would be damaged irreparably if any of the provisions of Article II, Article V and Article VI are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or other equitable relief to prevent breaches of such provisions, to preserve status quo, and to enforce specifically such provisions in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Article X

Miscellaneous Provisions

Section 10.1           Indemnification.

(a)   By Ikaria.  Ikaria agrees to defend Fibrex, its Affiliates and their respective directors, officers, employees and agents at Ikaria’s cost and expense, and shall indemnify and hold harmless Fibrex and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses (collectively, “Losses”) arising out of any Third Party claim to the extent relating to (i) any breach by Ikaria of any of its representations, warranties, or obligations pursuant to this Agreement, or (ii) personal injury, property damage, or other damage or other Losses resulting from the Development, Manufacture, use, or Commercialization of a Product by or on behalf of Ikaria or its Affiliates or Sublicensees, excluding any claim for which Fibrex indemnifies Ikaria under subsection (b) below.

(b)   By Fibrex.  Fibrex agrees to defend Ikaria, its Affiliates and their respective directors, officers, employees and agents at Fibrex’s cost and expense, and shall indemnify and hold harmless Ikaria and its Affiliates and their respective directors, officers, employees and agents from and against any Losses arising out of any Third Party claim to the extent relating to (i) any breach by Fibrex of any of its representations, warranties, or obligations pursuant to this Agreement, (ii) personal injury, property damage, or other damage or other Losses resulting from the conduct of the F.I.R.E. Study, (iii) any Losses arising out of the shutdown of operations or winding up or dissolution of Fibrex Medical R&D or (iv) any allegation that the practice of the Fibrex Intellectual Property in the Development of the Products under Article III infringes or misappropriates any Third Party intellectual property rights, to the extent (x) resulting from Fibrex’s intentional or grossly negligent acts or omissions or (y) Fibrex had Knowledge on the Effective Date that such practice would infringe or misappropriate such Third Party intellectual property rights; provided, that this clause (iii) shall not apply to any Patent Rights relating to the pegylation of any Compound.

(c)   Claims for Indemnification.  A Person entitled to indemnification under this Section 10.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 10.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).  Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall not agree, without the prior written consent of the Indemnified Party, to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

Section 10.2           Governing Law.  This Agreement shall be construed and the respective rights of the Parties determined in accordance with the laws of the State of New York, USA (other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction).

Section 10.3           Submission to Jurisdiction.  Each Party (a) submits to the jurisdiction of any federal court sitting in the Borough of Manhattan in New York, New York, USA in any action or proceeding arising out of this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, unless such federal courts decline to exercise jurisdiction over any such action or proceeding or if those courts lack proper jurisdiction, then any action or proceeding arising out of this Agreement may be brought in state courts sitting in the Borough of Manhattan in New York, New York, USA, or if such courts decline to exercise jurisdiction over any such action or proceeding or if those courts lack proper jurisdiction, any other U.S. court of competent jurisdiction.  Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.6, provided that nothing in this Section 10.3 shall affect the right of either Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

Section 10.4           Assignment.  Each Party may assign this Agreement or any right hereunder, or delegate any obligation hereunder, in its sole discretion, to (a) any of its Affiliates, (b) any entity with which or into which it may consolidate or merge, or (c) any entity acquiring all or substantially all of its business or assets relating to this Agreement.  Fibrex may also assign its right to receive payments hereunder.  Neither Party shall otherwise be permitted to assign this Agreement, in whole or in part, without the prior written consent of the other Party.  Any assignments in contravention of this Section 10.4 shall be null and void.

Section 10.5           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, except for that certain Mutual Non Disclosure Agreement between the Parties.  To the extent that any provision of this Agreement conflicts with any provisions of such Mutual Non Disclosure Agreement, the provision of this Agreement shall control.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 10.6           Notices.

Notices to Ikaria shall be addressed to:

Ikaria Development Subsidiary Two LLC
6 State Route 173
Clinton, NJ 08809, USA
Attention: Chief Executive Officer

with copy to:

Ikaria Holdings, Inc.
6 State Route 173
Clinton, NJ 08809, USA
Attention: General Counsel

Notices to Fibrex Medical shall be addressed to:

Fibrex Medical Inc.
245 First Street, Suite 1800

Cambridge, MA 02142, USA

Attention:  Chief Executive OfficerNotices to Fibrex Medical R&D shall be addressed to (with a copy to Fibrex Medical)::

Fibrex Medical Research & Development GesmbH
Gastgebgasse 5-13

A-1230 Vienna, Austria
Attention:  Chief Executive Officer

Any Party may change its address by giving notice to the other Party in the manner herein provided.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable international courier service, (c) sent by facsimile transmission with an original to be followed the same day via a reputable international courier service, or (d) personally delivered, in each case properly addressed in accordance with the paragraph above.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 10.7           Force Majeure.  No failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, including the following: acts of God; acts or omissions of any government; fire; storm; flood;

earthquake; accident; war; rebellion; insurrection; riot; and invasion (each such event, a “Force Majeure Event”) and provided that such Party cures such failure or omission resulting from one of the above causes as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

Section 10.8           Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Fibrex or Ikaria to act as agent for the other.

Section 10.9           Limitations of Liability.  NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 10.9 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS; (B) ANY LOSSES, INCLUDING LOST PROFITS, ARISING FROM ANY (I) BREACH OF A PARTY’S OBLIGATIONS WITH RESPECT TO THE OTHER PARTY’S CONFIDENTIAL INFORMATION, (II) BREACH BY FIBREX OF THE EXCLUSIVE RIGHTS GRANTED IN SECTION 2.1 OR THE COVENANT CONTAINED IN SECTION 2.2, OR (III) USE OF ANY PATENT RIGHTS OR KNOW-HOW LICENSED HEREUNDER BEYOND THE SCOPE OF SUCH LICENSE; OR (C) ANY LOSSES ARISING AS A RESULT OF A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

Section 10.10         No Implied Waivers; Rights Cumulative; Joint and Several Liability.  No failure on the part of Fibrex or Ikaria to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any further or other exercise thereof or the exercise of any other right, power, remedy or privilege.  Fibrex Medical and Fibrex Medical R&D shall be jointly and severally liable for any breach of this Agreement by either or both of them.

Section 10.11         Severability.  If, under applicable law or regulation, any provision of this Agreement is invalid, incomplete or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid, incomplete, or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid, complete and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

Section 10.12         Fibrex Medical R&D.  Fibrex Medical may shut down the operations of Fibrex Medical R&D, including the winding down and dissolution of such entity; provided, that all of its rights to all Fibrex Intellectual Property owned by Fibrex Medical R&D are assigned to Fibrex Medical.

Section 10.13         Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

Section 10.14         Ikaria Affiliates.  If any portion of the Development, use, Manufacture, or Commercialization of the Products is carried out for or behalf of Ikaria by any Affiliate of Ikaria (the “Affiliate Services”), Ikaria shall, prior to the commencement of the Affiliate Services, obtain a written assignment by such Affiliate to Ikaria of all intellectual property and intellectual property rights that may be created or arise as a result of the Affiliate Services.  All intellectual property and intellectual property rights that may be created or arise as a result of the Development, use, Manufacture, or Commercialization of the Products and that is assigned to an Affiliate of Ikaria shall be deemed owned by Ikaria for the purpose of this Agreement.

Section 10.15         Parent Guarantee.  This Agreement shall not become binding upon the parties unless and until Ikaria Holdings, Inc. has signed and delivered the “guarantee” attached hereto as Exhibit D.

REMAINDER OF PAGE LEFT EMPTY; NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

IKARIA DEVELOPMENT SUBSIDIARY TWO LLC

By:	/s/ Matthew M. Bennett

Name:	Matthew M. Bennett

Title:	Senior Vice President

FIBREX MEDICAL INC.

By:	/s/ Rainer Henning

Name:	Rainer Henning

Title:	President and CEO

FIBREX MEDICAL RESEARCH &
DEVELOPMENT GESMBH

By:	/s/ Rainer Henning

Name:	Rainer Henning

Title:	CEO

SCHEDULE 1.4

COMPOUNDS

FX06

[**]

FX201

[**]

FX107

[**]

SCHEDULE 3.7

ON-GOING STUDIES

[**]

SCHEDULE 4.3(a)

FIBREX WIRE TRANSFER INFORMATION

Bank Name:	[**]

Bank Address:	[**]

ABA or Routing Number:	[**]

SWIFT Number:	(if paid to a bank outside of the U.S.)

IBAN Number:	(if available)

Account Number:	[**]

Account Name:	Fibrex Medical, Inc.

EXHIBIT A

FIBREX PATENT RIGHTS

Application #’s	Patent #	Owner	Title	Countries/Comments/Publication No.’s
[**]	[**]	[**]	[**]	[**]
[**]		[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]	[**]

A total of two pages were omitted pursuant to a request for confidential treatment.

EXHIBIT B

TECHNOLOGY TRANSFER PLAN

Upon Ikaria’s request, the following will be provided by Fibrex to Ikaria or its designee:

1.                                       All materials (original or copies as appropriate) in Fibrex’s possession and Control relating to Product, including documentation relating to Development and all regulatory filings, clinical information, and data and other documents; provided, that, such materials relating to the F.I.R.E. Study shall consist of such materials as, within a reasonable period of time following the Effective Date, the Parties shall establish that are reasonable necessary for Ikaria to Develop FX06.

2.                                       Copies of all documents and available information in Fibrex’s possession and Control necessary for Manufacturing of Product at the time of technology transfer. These documents will include information necessary to assist Ikaria or its designee in setting up Manufacturing operations for such things as:

•                  raw material test methods, specifications, qualification and justification for use

•                  raw material vendor lists with part numbers

•                  analytical methods stated purpose, development, qualification, and validation reports

•                  process development reports, laboratory notebooks and associated electronically stored data

•                  Manufacturing summary including

•                  detailed process description with process schematics, operating parameters and target ranges, flow charts outlining critical process controls and steps, cartoons, verbal description including abbreviations, process scale, yield, and standard process instructions

•                  in-process controls/tests and acceptance criteria including stated purpose of in-process tests

•                  filling/packaging process

•                  aseptic and process development and validation documents

•                  facility and equipment requirements and design documents

•                  descriptions of process equipment, including suppliers, part numbers, and historic invoices

•                  product test methods, specifications, and justification of specifications

•                  product stability, test methods and qualification/validation reports, stability reports, shelf life recommendations

As available and agreed upon by the Parties at the time of a technology transfer, Fibrex shall provide requested technical manufacturing or engineering advice to Ikaria or its designee. Ikaria shall ensure designee has necessary expertise in place to transfer the documentation and expertise in an orderly fashion.

EXHIBIT C

MILESTONE PAYMENT EXAMPLES

Solely for the purposes of the examples provided below to illustrate Ikaria’s payment obligations under Section 4.1, (a) any three separate Indications will be called “Indication A”, “Indication B” and “Indication C” and (b) Products containing FX201, FX107 or FX06 Compounds (for uses in the Field) will be called “FX201 Product”, “FX107 Product”, or “FX06 Product,” respectively.  For the avoidance of doubt, the examples provided below are not exhaustive and where FX201 Product, FX107 Product or FX06 Product is used, such Product may be substituted for a Product containing any other Compound unless otherwise specified.

1)  If an FX201 Product being Developed for Indication A is the first Product to achieve Successful Completion of a Phase IIb Clinical Trial, Ikaria would pay Fibrex $[**] under Section 4.1(c).  If another FX201 Product or a Product containing any other Compound subsequently achieves Successful Completion of a Phase IIb Clinical Trial for Indication A, then Ikaria would not be required to pay Fibrex an additional payment for such achievement.

2)  If an FX107 Product being Developed for Indication A is the first Product to achieve Acceptance of NDA Filing in the U.S., Ikaria would pay Fibrex $[**] under Section 4.1(c).  If that same FX107 Product or another FX107 Product or a Product containing any other Compound subsequently becomes the first Product to achieve that same milestone for Indication B, Ikaria will pay Fibrex $[**] under Section 4.1(d).  If that same FX107 Product or another FX107 Product or a Product containing any other Compound then subsequently becomes the first Product to achieve that same milestone for Indication C, Ikaria will pay Fibrex $[**] under Section 4.1(e).

3) If any Product (other than an FX06 Product) has achieved Successful Completion of Phase IIa Clinical Trial for Indication A (and Fibrex has been paid in accordance with Section 4.1(c) for such achievement) and an FX201 Product subsequently becomes the first Product (other than an FX06 Product) to achieve Successful Completion of Phase IIa Clinical Trial for Indication B, Ikaria would pay Fibrex $[**] under Section 4.1(d).  If that same FX201 Product or another FX201 Product or a Product containing any other Compound is Developed for Indication C and subsequently achieves Successful Completion of Phase IIb Clinical Trial for Indication C before that FX201 Product Developed for Indication B achieves Successful Completion of Phase IIb Clinical Trial, then Ikaria would pay Fibrex $[**] under Section 4.1(d).  If that FX201 Product (or any other Product Developed for Indication B) subsequently achieves Successful Completion of Phase IIb Clinical Trial, then Ikaria would pay Fibrex $[**] under Section 4.1(e).

4)  If an FX201 Product is the first Product to achieve Successful Completion of a Phase IIb Clinical Trial for Indication A, Ikaria would pay Fibrex $[**] under Section 4.1(c).  If further Development of that FX201 Product for Indication A is subsequently terminated, then such amount shall be credited toward the next achievement of such milestone for any other Indication.

EXHIBIT D

FORM OF GUARANTEE

GUARANTEE

In consideration of Fibrex Medical, Inc. and Fibrex Medical Research and Development GesmbH (collectively, “Fibrex”) entering into that certain License Agreement by and among Ikaria Development Subsidiary Two LLC (“Ikaria”) and Fibrex dated as of July 17, 2009 (the “Agreement”), Ikaria Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware and the ultimate sole owner of Ikaria (“Ikaria Parent”), hereby unconditionally and irrevocably guarantees to Fibrex the payment of all financial obligations of Ikaria, including milestones and royalty payments set forth in Sections 4.1 and 4.2 of the Agreement (assuming that any triggering events for such payments have been met in accordance with the terms and conditions of the Agreement), the indemnification obligations under Article X and any judgment against Ikaria in respect to any breach of the Agreement (the “Guaranteed Obligations”), upon the failure of Ikaria to satisfy a Guaranteed Obligation when due and payable; provided, that if Ikaria has failed to satisfy any Guaranteed Obligation, Fibrex shall (a) first notify both Ikaria and Ikaria Parent of such failure, and provide Ikaria with the opportunity to cure such failure as set forth in Section 8.2 of the Agreement, and (b) if Ikaria has not satisfied the Guaranteed Obligation by the end of the applicable cure period, then Ikaria Parent shall satisfy such Guaranteed Obligation within fifteen (15) Business Days after written request therefor from Fibrex. Except as provided above, (a) Ikaria Parent’s obligations shall in no way be conditioned upon any requirement that Fibrex first attempt to collect any of the Guaranteed Obligations from Ikaria or resort to any security or other means of obtaining its payment and (b) to the extent permitted by law, Ikaria Parent waives presentment, demand, protest, notice of acceptance, notice of Guaranteed Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of Ikaria, and all suretyship defenses generally.  Without limiting the generality of the foregoing, Ikaria Parent agrees to the provisions of the Agreement and agrees that the obligations of Ikaria Parent hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) any extensions or renewals of any Guaranteed Obligation; or (b) any rescissions, waivers, amendments or modifications of any of the terms or provisions of the Agreement or other agreements executed hereafter evidencing, securing, or otherwise executed in connection with any Guaranteed Obligation.

Ikaria Parent hereby agrees that any and all disputes, claims, actions, or proceedings arising out of the execution, delivery, or performance of this Guarantee shall be subject to the provisions of Article IX and Section 10.2 and 10.3 of the Agreement.

Ikaria Holdings, Inc.

By: Matthew M. Bennett

Its: Senior Vice President

Date: July 17, 2009